Return to 10-K

Exhibit 10.11
AMENDED AND RESTATED
RAYMOND JAMES FINANCIAL
LONG-TERM INCENTIVE PLAN

PREAMBLE

Raymond James Financial, Inc. (the “Company”) has previously established the Raymond James Financial Long-Term Incentive Plan (the “Plan”), effective October 1, 2000, for a select group of management or highly compensated employees in order to attract, retain and motivate qualified personnel for the Company and its Related Employers.

This Plan is being redesigned and restated in this document, effective as of January 1, 2005, as a result of changes made by the adoption of Code Section 409A and otherwise. Also, Accounts held for certain former participants in this Plan were spun off into a newly created Raymond James Financial Long-Term Bonus Plan after September 30, 2005 and this Plan will no longer govern such spun off Accounts and benefits. However, this Amendment and Restatement shall apply to such spun off Accounts and benefits from the Effective Date until the effective date of the Long-Term Bonus Plan.

This Plan was amended in December 2005 (which amendment will not be affected by this Amendment and Restatement) to permit, among other things, each continuing Participant in this Plan who, prior to January 1, 2005, made any deferral election under the Plan, to make new payment elections prior to December 31, 2005 (both as to the form and timing of a payment) with respect to amounts previously deferred, each such election to be consistent with the provisions of the Plan as they may exist as of January 1, 2005 (after giving effect to this and any other retroactive amendments to the Plan). All such new elections shall be consistent with the terms and conditions of this Amendment and Restatement and shall be governed by this Amendment and Restatement.

ARTICLE I
Definitions

(a) “Account” shall mean a Participant’s Employer Contribution Account as described in Article IV.

(b) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. Reference to a specific Code Section shall include any successor provision.

(c) “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(d) “Company” shall mean Raymond James Financial, Inc., a Florida corporation, and its successor or successors.

(e) “Disability” shall mean a disability within the meaning of the provisions of the Raymond James, Financial, Inc. Long-Term Disability Plan; provided, however, that such event is also an event of disability within the meaning of Code Section 409A.

(f) “Early Retirement Date” shall mean, with respect to a Participant, the date that is the earliest of (1) the date at or after the Participant attains age 55 when the number of the Participant’s years of service plus the age of the Participant equals 75 or (2) the date at or after the Participant attains age 60 when the Participant has at least five years of service. For these purposes, “years of service” shall be determined in accordance with the vesting provisions of the Raymond James Financial, Inc. and Affiliates Profit Sharing Plan as it may exist from time to time.

(g) “Effective Date” of this Amendment and Restatement shall be January 1, 2005.

(h) “Normal Retirement Date” shall mean, with respect to a Participant, the date on which the Participant attains age 65.

(i) “Participant” shall mean any employee of the Company or a Related Employer who is covered by this Plan as provided in Article III.

(j) “Period of Credited Service” shall mean the period from October 1 of one year through September 30 of the next year.

(k) “Plan” shall mean the Raymond James Financial Long-Term Incentive Plan as set forth herein and as it may be amended from time to time.

(l) “Plan Administrator” shall mean the Committee or its designee(s).

(m) “Plan Year” shall mean the 12-month period ending on the last day of September.

(n) “Related Employer” shall mean a corporation, limited liability company or other business entity that is affiliated with the Company, that has elected to adopt the Plan, and that the Company, in its sole discretion, allows to participate in the Plan as a participating employer.

(o) “Separation from Service” shall mean the termination of employment of a Participant (whether for death, disability, retirement or otherwise) with his or her Service Recipient if such termination qualifies as a separation from service within the meaning of Code Section 409A.

(p) “Service Recipient” shall mean a Participant’s employer and all other corporations and other persons with whom such employer would be considered as a single employer under Code Section 414(b) or Code Section 414(c).

(q) “Specified Employee” shall mean a Participant who is a key employee (as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) of a Service Recipient at any time during the 12-month period ending on September 30 as long as any stock of the Service Recipient is publicly traded on an established securities market or otherwise. Any such person shall be treated as a Specified Employee during the 12-month period beginning on January 1 following such September 30.

ARTICLE II
Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) to determine all questions relating to the eligibility of employees to participate or continue to participate;

(B) to maintain all records and books of account necessary for the administration of the Plan;

(C) to interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) to compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

(E) to process claims for benefits under the Plan by Participants or beneficiaries;

(F) to engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan;

(G) to develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan; and

(H) to establish such accounting procedures as are necessary to implement the provisions of the Plan.

(2) The Plan Administrator may designate a committee, one or more employees or other individuals, one or more Company positions, and/or other designee(s), to assist the Plan Administrator in the administration of the Plan and the performance of the duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

ARTICLE III
Eligibility and Participation

(a) Eligibility. The Company or a Related Employer shall determine those of its employees who are eligible to participate in the Plan, subject to standards of eligibility as established by the Committee from time to time and subject to the requirement that the Plan be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (within the meaning of the Employee Retirement Security Act, as amended). Accordingly, an employee of the Company or a Related Employer who, in the opinion of the Company or a Related Employer based upon the then applicable Committee-established guidelines, has contributed or is expected to contribute significantly to the growth and successful operations of the Company or a Related Employer, who is a member of a select group of management or highly compensated employees, and who meets any additional criteria for eligibility established by the Committee will be eligible to become a Participant.

(b) Participation. An eligible employee shall become a Participant in the Plan at such time as a contribution is credited to the Account of such person in accordance with the provisions of Article IV.

ARTICLE IV
Company Contributions, Participant Accounts
and Investment of Accounts

(a) Discretionary Contributions. The Company or a Related Employer may, in accordance with the provisions of Article III, determine to credit an eligible employee with a discretionary contribution with respect to a Plan Year. The amount to be contributed shall be determined by the Committee in its sole discretion.

(b) Participant Accounts.

(1) Amounts, if any, credited to a Participant pursuant to this Plan shall be recorded by the Plan Administrator in an Employer Contribution Account maintained in the name of the Participant. A separate Account shall be maintained for each Plan Year that a person receives a contribution.

(2) All amounts that are credited to a Participant’s Account shall be credited solely for purposes of accounting and computation, and no fund shall be set side with respect thereto, except as may be provided in paragraph (e) below. A Participant shall not have any interest in or right to any such Account at any time.

(3) The Plan shall be unfunded for all federal tax purposes. All amounts recorded in an Account, a Participant’s interest in the Plan and any amounts provided under the Plan shall constitute an unsecured promise by the Company or a Related Employer to pay benefits in the future, and a Participant shall have the status of a general unsecured creditor of the Company or Related Employer. All amounts credited to a Participant’s Accounts will remain as general assets of the Company or a Related Employer and shall remain subject to the claims of the Company’s or the Related Employer’s creditors until such time as the amounts are distributed to the Participant.

(c) Crediting and Debiting of Accounts.

(1) As provided in paragraph (b)(1) above, a Participant’s Account shall be credited with the amounts contributed to the Plan on behalf of the Participant with respect to a Plan Year. The Account thereafter shall be credited (or debited) from time to time based upon the Participant’s allocable share of the return (including any negative return) on the investment or deemed investment of the amounts credited to the Participant’s Account (which investments or deemed investments shall be determined by the Plan Administrator). Upon distribution or forfeiture of amounts in the Account, the Account shall be debited with the amount of the distribution or forfeiture, as the case may be.

(2) The Plan Administrator shall establish such rules and procedures as are necessary for purposes of crediting and debiting the Participants’ Accounts from time to time. Without limitation on the foregoing, lump sum distributions shall be based on the value of the Accounts of a Participant as of the date of distribution or a record date that is (i) established by the Committee, (ii) applied on a consistent and nondiscriminatory basis, (iii) on or after the date of the event giving rise to the distribution, and (iv) no more than sixty (60) days prior to date of distribution.

(d) Account Valuation.

(1) The value of a Participant’s Account(s) shall be determined by the Plan Administrator, and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Account(s) shall be valued as of the last day of each Plan Year and/or such other date or dates as may be determined from time to time by the Plan Administrator.

(2) At least annually, the Plan Administrator shall furnish each Participant with a statement of the value of his or her Account(s).

(e)  Establishment of Trust.

(1) The Company and/or one or more Related Employers may, but are not required to, establish a trust substantially in conformity with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting their obligations to Participants under this Plan. Except as provided in subparagraph (4) below, any such trust shall be established in such manner so as to permit the assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company or a Related Employer in accordance with the Plan and to preclude the use of such assets for any other purpose.

(2) The Company or a Related Employer, in its sole discretion, and from time to time, may make contributions to the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(4) Unless otherwise paid by the Company or a Related Employer, all benefits under the Plan and expenses chargeable to the Plan and the trust, if one has been established, shall be paid from the trust.

ARTICLE V
Vesting and Payment of Benefits under the Plan

(a) General Vesting Rules. A Participant shall become 100% vested in the amount credited to his or her Account (including earnings and other adjustments) with respect to a contribution for a specific Plan Year on the first to occur of the following:

(1) the date that the Participant has five (5) consecutive Periods of Credited Service with respect to such contribution;

(2) the Participant’s Separation from Service by reason of death or Disability; or

(3) the Participant’s Separation from Service following the attainment of his or her Normal Retirement Date.

In addition, any Participant who was 100% vested in any Account prior to October 1, 2005 under the terms of the Plan as then in existence shall remain 100% vested therein.

For purposes of subparagraph (1) above, and subject to the provisions of paragraph (b) below, a Participant has five consecutive Periods of Credited Service only if the Participant is employed by the Company or a Related Employer for the full five-year period beginning on October 1 of the year following the Plan Year with respect to which the contribution is made and continuing through September 30 of the fifth year thereafter. For example, if a contribution is credited to a Participant with respect to the Plan Year ended September 30, 2005 (regardless whether the contribution is actually credited to the Account of the Participant in September 2005 or in subsequent months), the Participant will have five consecutive Periods of Credited Service only if the Participant remains employed by the Company or a Related Employer during the entire period from October 1, 2005 through September 30, 2010.

Except as expressly provided in this paragraph (a) or in paragraph (b) below, the Separation from Service of a Participant from the Company and Related Employers before the vesting date will result in a forfeiture of all of the balances in a Participant’s Employer Contribution Accounts that are not then vested.

(b) Special Vesting Rule for Early Retirement.

(1) Notwithstanding the provisions of paragraph (a) above, if a Participant’s Separation from Service occurs after his or her Early Retirement Date but before his or her Normal Retirement Date, then solely for vesting purposes, the Participant shall be treated as if he or she continued employment with the Company or a Related Employer and will vest 100% with respect to a contribution under the rule described in paragraph (a)(1) above at the end of five consecutive actual or deemed Periods of Credited Service with respect to such contribution. Such continued vesting, however, shall be subject to and conditioned upon the Participant not engaging in competition with the Company or any Related Employer during such five year period. The Participant engaging in any such competition will result in an immediate forfeiture of all of the balances in the Participant’s Employer Contribution Accounts that are not then vested.

(2) For purposes of this paragraph (b), a Participant shall be deemed to have engaged in competition with the Company or a Related Employer if he or she:

(i) discloses the list of the Company’s or a Related Employer’s customers, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purposes whatsoever;

(ii) discloses to any person, firm, corporation, association or other entity any information regarding the Company’s or a Related Employer’s general business practices or procedures, methods of sale, list of products, personnel information and any other valuable, special information unique to the Company’s or a Related Employer’s business;

(iii) owns, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any business that is engaged in one or more businesses that are or may be competitive to the business of the Company or a Related Employer; provided that this restriction shall encompass (A) the State of Florida, (B) all other states in the United States where the Company or a Related Employer is engaged in business (and every city, county and other political subdivision of such states); and (C) any other countries where the Company or a Related Employer is engaged in business (and every city, county, province and other political subdivision of such countries);

(iv) solicits or calls either for himself or herself, or for any other person or firm, corporation, association or other entity, any of the customers of the Company or a Related Employer on whom the Participant called, with whom the Participant became acquainted, or of whom the Participant learned during his employment; or

(v) solicits any of the employees or agents of the Company or a Related Employer to terminate his or her employment or relationship with the Company or a Related Employer.

(3) It is the intention of the Company and the Related Employers that paragraph (b)(2) be given the broadest protection allowed by law with regard to the restrictions contained herein. Each restriction set forth in paragraph (b)(2) shall be construed as a condition separate and apart from each other restriction or condition. To the extent that any restriction contained in paragraph (b)(2) is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large of a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities that the court deems reasonable and enforceable.

(c) Payment Date. Except as provided in paragraphs (d) and (e) below, payments due with respect to any contribution shall be made in cash in a lump sum on the first to occur of the following dates:

(1) in December immediately following the end of the five consecutive Periods of Credited Service with respect to such contribution (including under the special deemed credited service provisions set forth in section (b) above);

(2) as soon as practicable after the Participant’s Separation from Service by reason of death or Disability; or

(3) in December immediately following the end of the Period of Credited Service in which the Participant incurred a Separation from Service following attainment of his or her Normal Retirement Age.

Notwithstanding the foregoing, payments due with respect to an Account that is 100% vested in accordance with the special grandfather rule contained at the end of the first paragraph of Article V(a) shall be paid in cash in a lump sum in December immediately following the end of the Period of Service in which the Participant incurred a Separation from Service.

(d)  One Time Right To Defer. Notwithstanding the provisions of paragraph (c) above:

(1) A Participant shall have the right to defer the payment of any Employer Contribution Account balance otherwise payable under paragraph (c)(1) or (c)(3) above until a later date. Any such election to defer may be made only once with respect to any Plan Year balance, may not take effect until at least twelve (12) months after the date on which such election is made, must be made no later than September 30 of the calendar year prior to the calendar year in which the normal vesting date with respect to such Plan Year balance would occur under paragraph (a)(1) above (or, if applicable, under paragraph (b) above), must be made no later than twelve (12) months prior to the Participant’s Separation from Service on or after the Participant’s Normal Retirement Date, and must establish a beginning payment date that is at least five (5) years after the date that payment would have otherwise been made under paragraph (c)(1) or (c)(3) above absent the deferral election.

(2) As a general rule, the deferral election shall not affect the form of payment, which shall be in cash in a lump sum. However, if the date selected for payment is a date after the Participant’s Early Retirement Date or Normal Retirement Date, then at the same time as the election to defer is made under the provisions of paragraph (d)(1) above, the Participant may elect to have the payment made in substantially equal annual installments over a specified period of time that is not less than three (3) years and not more than fifteen (15) years, with the first installment being paid on the date selected (which date must comply with the requirements of paragraph (d)(1) above) and each subsequent installment being made on the same date in each succeeding year. Notwithstanding the foregoing, if a Participant shall elect installment payments and if as of any October 31 thereafter, the aggregate amount of all of the balances of the Participant’s Accounts that are then vested and are to be paid in installments is less than $25,000, then each installment election shall be automatically voided and the aggregate amount of all of the balances of the Participant’s Accounts that are then vested and were otherwise to be paid in installments shall be paid to the Participant in a lump sum in December immediately following such voiding of the installment elections.

(3) Notwithstanding the foregoing, any such election (whether under subparagraph (1) or (2)) shall be subject to the condition that it shall be disregarded and not given effect if the Participant incurs a Separation from Service prior to the Participant reaching either his or her Early Retirement Date or his or her Normal Retirement Date or if the Participant incurs a Separation from Service by reason of death or Disability on or after the Participant’s Early Retirement Date or Normal Retirement Date. Moreover, in the event that the Participant has begun receiving installment payments and then incurs a Separation from Service by reason of death or Disability, the installment payments shall be terminated and the remaining balance shall be paid in a lump sum as soon as practicable after the Participant’s Separation from Service by reason of death or Disability.

(e)  Required Payment Deferral. Notwithstanding anything in this Plan to the contrary, in the event that a payment is scheduled to be made to a Specified Employee as a result of such Participant’s Separation from Service (other than by reason of death), then no payment may be made to such Participant during the six (6) month period immediately following the date of the Participant’s Separation from Service. In the event any payment is delayed under the provisions of this paragraph (e), then all amounts that the Participant would otherwise have been entitled to during the six-month period shall be accumulated and paid on the first day of the seventh month following the date of the Participant’s Separation from Service.

(f)  As Soon As Is Practicable. For purposes of this Article V, whenever payment is to be made “as soon as practicable” following a specified event, such payment shall be made in all events no later that the later of (1) the end of the calendar year in which the event occurs or (2) the 15th day of the third month following the month in which the event occurs.

ARTICLE VI
Amendment and Termination

(a) In General.

(1) The Plan may be amended at any time, and from time to time, by the Committee or by any officer of the Company authorized by the Committee.

(2) The Plan may be terminated at any time by the Committee.

(b) Effect of Amendment or Termination. No amendment or termination of the Plan, without the consent of the affected Participant, shall materially and adversely affect the rights of any Participant with respect to any contribution credited to the Account(s) of a Participant prior to such amendment or termination. Notwithstanding the foregoing, the Committee reserves the right to amend this Plan, without the consent of any Participant, in order to conform the Plan with the provisions of Code Section 409A.

ARTICLE VII
Miscellaneous

(a) Payments to Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is physically unable, mentally incompetent, or not otherwise legally competent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person, and that no guardian or other representatives of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person or institution; and the release of such other person or institution shall be valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company or a Related Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or a Related Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have any security or other legal interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

(d) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

(e) Governing Law. This Plan shall be governed by and construed in accordance with the substantive laws of the State of Florida, without regard to any conflict of law principles.

(f) Corporate Successors. The Plan shall automatically terminate upon the sale or other transfer of substantially all of the assets of the Company, by the merger of the Company into any other corporation or other entity, or by the consolidation of the Company with any other corporation or other entity unless the transferee, purchaser or successor entity expressly agrees to continue the Plan. No such termination shall automatically result in the immediate or other accelerated payment of amounts previously deferred under this Plan.

(g) Liability Limited.

(1) Notwithstanding any of the preceding provisions of the Plan, neither the Company nor a Related Employer, nor any individual acting as an employee or agent of the Company or Related Employer, shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

(2) The Plan Administrator, and its officers, directors and employees, shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, trustee, insurance company, consultant or other expert who shall be employed or engaged by the Plan Administrator in good faith.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement to be executed by its duly authorized officer on this _____ day of _________, 2006.

RAYMOND JAMES FINANCIAL, INC.

By: _________________________________
Its: _________________________________

“COMPANY”